Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB REPORTS 17% FIRST QUARTER EPS INCREASE TO $0.41

EPS excluding discrete tax benefits and special gains and charges +11% to $0.39

Both EPS results include $0.01 dilution from acquisitions

2008 FIRST QUARTER HIGHLIGHTS:

•                                          Record diluted net income per share, +17% to $0.41; excluding net discrete tax benefits and special gains and charges, EPS +11% to $0.39. Results include $0.01 dilution from acquisitions.

•                                          Record sales, +16% to $1.5 billion; +11% excluding acquisitions.

•                                          Strong Latin America and Asia Pacific led sales growth.

•                                          U.S. sales led by solid gains in Institutional, Food & Beverage, Healthcare and Pest Elimination.

	First Quarter Ended March 31
	(unaudited)
(Millions, except per share)	2008	2007	% Increase

Net Sales	$1,457.9	$1,254.2	16%

Operating Income	160.5	148.4	8%

Pretax Income	145.7	136.7	7%
Taxes	42.8	47.2	-9%
Net Income	$102.9	$89.5	15%

Diluted Net Income Per Common Share	$0.41	$0.35	17%
Diluted Average Shares Outstanding	251.5	254.5	-1%

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ST. PAUL, Minn., April 24, 2008:  Strong growth from its Latin America and Asia Pacific operations along with solid gains from the U.S. business led Ecolab’s first quarter results to record levels for the period ended March 31, 2008.

Ecolab’s consolidated sales increased 16% to a record $1.5 billion in the first quarter of 2008; measured in fixed currencies, sales rose 11%. Fixed currency sales increased 6% when adjusted for acquisitions.  Net income increased 15% to a record $103 million. Diluted earnings per share were up 17% to a record $0.41.  Earnings dilution from acquisitions was approximately $0.01 per share.

First quarter results included net discrete tax benefits and special gains and charges.  Excluding those items, diluted earnings per share rose 11% to $0.39.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “First quarter results reflected good sales growth across our global businesses, as solid gains in our U.S. businesses combined with strong growth in Latin America and Asia Pacific to lead results.

“We continue to expect another year of attractive growth.  We anticipated headwinds would arise from softer end markets and rising raw material costs in 2008; we saw them develop in the first quarter, but remain confident that we are well-positioned to offset them and deliver superior results again this year. We believe our strong sales and service approach, through which our 14,000-plus field associates work with customers to identify cost-saving and performance-improving solutions, as well as our major product penetration and market share expansion potential provide us with excellent opportunities to continue to improve customer results and outperform our markets. These strengths, which we have enhanced with targeted investments in our U.S. businesses in recent years, should continue to drive superior growth over the balance of the year. In addition, our Latin America and Asia Pacific operations are enjoying attractive market and sales trends.  The investments to strengthen and reinvigorate our European business are well underway and we are making good progress; we are confident these investments will provide attractive future growth and profitability.  Further, integration of our recent acquisitions in healthcare and water management is progressing well, and the businesses are showing excellent trends.”

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Baker continued, saying, “We look for continued good sales momentum in the second quarter, and solid earnings growth more than offsetting the impact of acquisition dilution.  We expect second half 2008 earnings to show attractive comparisons as top line growth and strong operating income gains from our ongoing businesses, contributions from acquisitions, and benefits from expected permanent tax rate improvement yield strong earnings comparisons and superior earnings growth.

“2008 is a year of significant investments to assure a strong future.  We are confident in our prospects and expect to outperform our markets once again this year.  We have the balanced global business base to support them while sustaining attractive growth, and look to deliver another year of superior earnings growth while building an even stronger base for continued future growth.”

First quarter 2008 sales for Ecolab’s United States Cleaning & Sanitizing operations rose 15% to $653 million. Excluding acquisitions, sales rose 5%, with good growth from Institutional, Food & Beverage and Healthcare.  Ecolab’s United States Cleaning & Sanitizing operating income rose 6% to $105 million.

United States Other Services sales increased 8% to $110 million in the first quarter benefiting from continued solid gains by Pest Elimination and a good sales increase by GCS.  Operating income decreased $2 million from the year-ago period to $7 million, primarily reflecting systems deployment and stabilization costs in GCS.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 8% to $683 million in the first quarter.  Latin America and Asia Pacific reported strong sales increases.  Europe/Middle East/Africa (EMEA) recorded moderate sales growth.  Fixed currency operating income rose 13% to $54 million.  When measured at public currency rates, International sales increased 19% and operating income rose 30%.  Currency translation had a favorable impact on net income growth of approximately $3.9 million for the first quarter of 2008.

The Corporate segment includes Special Gains and Charges, which are reported as a separate line item in the income statement.  Special Gains and Charges for the first quarter included non-recurring costs to optimize our business structure, including the establishment of our European headquarters in Zurich, Switzerland, which were partially offset by an additional gain frothe previously announced sale of a business in the U.K. The Corporate segment also includes investments in the development of

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business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the first quarter 2008 was 29.4% compared to a tax rate of 34.5% for the first quarter 2007.  Excluding net discrete tax benefits of approximately $0.02 per share, the adjusted effective income tax rate for the first quarter 2008 was 32.8%. The decrease in the adjusted first quarter effective tax rate was due primarily to tax planning efforts, international rate reductions and U.S. tax legislation.

Ecolab reacquired 0.4 million shares of its common stock during the first quarter.

Business Outlook

For the full year ending December 31, 2008, Ecolab continues to expect pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax benefits, in the $1.84-$1.88 range.  These pro forma results are expected to include approximately $0.02 per share of dilution from acquisitions presently completed.  Excluding that dilution, diluted earnings per share are expected to increase 12% to 14% to the $1.86 to $1.90 range.

The pro forma forecast excludes Special Gains and Charges which, for the full year, are expected to net to a range of $0.00 to $0.03 accretive per share.  Special Gains and Charges, which are reported as a separate line item on the income statement, will include a gain on the sale of a plant in Europe that is expected to close in the second or third quarter, as well as costs associated with the establishment of and move to a European headquarters.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the second quarter 2008 over the second quarter 2007. Gross margins are expected to be in a 49% to 50% range. Selling, general and administrative expenses as a ratio to sales are forecast to decline to the 37% to 38% range.  Interest expense is expected to be $15 million to $16 million.  The effective tax rate in the quarter is anticipated to be in a 32% to 33% range.  Overall, currency translation should benefit second quarter earnings.  Second quarter pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax benefits, are expected to be in the $0.45 to $0.47 range. These pro forma results are forecast to include between

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$0.01-$0.02 per share of dilution from completed acquisitions.  Reported second quarter 2007 earnings per share of $0.44 included a discrete tax benefit; excluding that benefit, pro forma second quarter 2007 earnings per share were $0.42.

With sales of $5.5 billion and more than 14,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection control products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast will be available at that site through May 2, 2008.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2008 second quarter, second half and full year financial and business prospects, including business investments; estimated sales; acquisitions; gross margins; selling, general and administrative expenses; interest expense; discrete tax benefits and effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or

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unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the impact of investments to develop business systems and optimize our business structure; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, such as antitrust, patent infringement and wage/hour lawsuits, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2008

(unaudited)

	First Quarter Ended
	March 31
(millions, except per share)	2008	2007

Net sales	$1,457.9	$1,254.2

Cost of sales	738.3	615.7
Selling, general and administrative expenses	557.2	490.1
Special gains and charges	1.9	-

Operating income	160.5	148.4

Interest expense, net	14.8	11.7

Income before income taxes	145.7	136.7

Provision for income taxes	42.8	47.2

Net income	$102.9	$89.5

Net income per common share
Basic	$0.42	$0.36
Diluted	$0.41	$0.35

Weighted-average common shares outstanding
Basic	247.0	249.7
Diluted	251.5	254.5

Note: Special gains and charges for the first quarter of 2008 include non-recurring costs to optimize our business structure including the establishment of a European headquarters in Zurich, Switzerland.  These costs were partially offset by an additional gain recorded on the sale of a business in the U.K.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2008

(unaudited)

	First Quarter Ended
	March 31
(millions)	2008	2007

Net Sales
United States
Cleaning & Sanitizing	$653.4	$568.2
Other Services	110.4	102.1
Total	763.8	670.3
International	683.4	634.8
Effect of foreign currency translation	10.7	(50.9)
Consolidated	$1,457.9	$1,254.2

Operating Income
United States
Cleaning & Sanitizing	$105.5	$99.2
Other Services	7.0	9.3
Total	112.5	108.5
International	53.9	47.8
Corporate	(6.8)	(2.2)
Effect of foreign currency translation	0.9	(5.7)
Consolidated	$160.5	$148.4

Note: The Corporate segment includes special gains and charges recorded on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	March 31	December 31	March 31
(millions)	2008	2007	2007
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$219.5	$137.4	$54.2
Accounts receivable, net	1,026.2	974.0	882.3
Inventories	475.7	450.8	368.9
Deferred income taxes	80.8	89.4	77.6
Other current assets	88.8	65.7	74.2
Total current assets	1,891.0	1,717.3	1,457.2

Property, plant and equipment, net	1,131.8	1,083.4	955.8

Goodwill, net	1,422.4	1,279.2	1,036.8

Other intangible assets, net	385.2	328.9	228.7

Other assets	403.9	314.0	314.9

Total assets	$5,234.3	$4,722.8	$3,993.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$444.0	$403.5	$234.4
Accounts payable	387.4	343.7	327.1
Compensation and benefits	228.0	280.2	196.7
Income taxes	46.1	27.7	-
Other current liabilities	498.7	463.2	391.6
Total current liabilities	1,604.2	1,518.3	1,149.8

Long-term debt	864.9	599.9	557.3

Postretirement health care and pension benefits	430.2	418.5	423.2

Other liabilities	275.6	250.4	261.7

Shareholders’ equity	2,059.4	1,935.7	1,601.4

Total liabilities and shareholders’ equity	$5,234.3	$4,722.8	$3,993.4

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2008. The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2007 and 2008 impacted the company’s reported net income (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First Quarter Ended March 31 2007	Second Quarter Ended June 30 2007	Six Months Ended June 30 2007	Third Quarter Ended Sept. 30 2007	Nine Months Ended Sept. 30 2007	Fourth Quarter Ended Dec. 31 2007	Year Ended Dec. 31 2007
Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25	$0.45	$1.70

Pro forma adjustments:
Special charges (gains) (1)	-	-	-	0.07	0.07	(0.03)	0.04
Tax benefits (2)	-	(0.02)	(0.02)	(0.03)	(0.06)	(0.02)	(0.08)

Pro forma diluted net income per share from
ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26	$0.40	$1.66

First Quarter Ended March 31 2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41

Pro forma adjustments:
Special charges (gains)	-
Tax benefits (3)	(0.02)

Pro forma diluted net income per share from
ongoing operations	$0.39

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the third quarter of 2007 include a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax.  Special gains and charges for the fourth quarter of 2007 include a $4.8 million gain, net of tax, on the sale of a minority investment in the U.S., a $4.7 million gain, net of tax, on the sale of a business in the U.K. and other non-recurring items, net of tax.

(2) Tax benefits include discrete tax audit settlements and reductions in net deferred tax liabilities related to international rate changes.

(3) Tax benefits include discrete tax impact of enacted tax legislation and an international rate change.

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